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                                                                    EXHIBIT 23.1

                        CONSENT OF KOST, FORER & GABBAY,
          A MEMBER OF ERNST & YOUNG INTERNATIONAL, INDEPENDENT AUDITORS

              We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Non-Officer Employee Stock Plan of DSP Group, Inc. of our report dated January 23, 2000 (except for Note 9, as to which the date is March 1, 2000), with respect to the consolidated financial statements of DSP Group, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                                        /s/ KOST FORER & GABBAY,
                                         a member of Ernst & Young International

Tel Aviv, Israel
November 23, 2000